Exhibit 99.1

Escalade Reports Net Income Up 32% In Fourth Quarter On Sales Growth Of 7%

EVANSVILLE, Ind., Feb. 25, 2015 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net income from continuing operations for the fourth quarter of 2014 was $4.5 million, or $0.32 diluted earnings per share compared to net income of $3.1 million or $0.23 diluted earnings per share for the same quarter in 2013. Full year 2014 net income from continuing operations was $13.3 million, or 6% higher than the prior year's net income from continuing operation of $12.6 million.

Net income for the full year 2014 was $11.8 million or 20% higher than the prior year. Diluted earnings per share in 2014 were $0.84 compared to $0.72 diluted earnings per share in the prior year. Loss from discontinued operations in 2014 includes loss from operations of $0.6 million, loss on disposal of assets of $9.6 million, income from reclassification of accumulated other comprehensive income of $2.6 million and a tax benefit of $6.1 million. The Company was able to utilize previously reserved net operating loss and capital loss carryovers to realize a tax benefit on the disposal of $6.1 million. Net loss for the full year 2014 from discontinued operations is $1.5 million or $0.11 diluted earnings per share compared to net loss of $2.8 million or $0.20 diluted earnings per share in the prior year.

Revenue from continuing operations increased 7% for the fourth quarter of 2014 and 4% for the full year of 2014, compared with the same periods in the prior year. Gross margin ratio was essentially unchanged from the prior year due to increased research and development spending on new products.

The Company is solely focused on growing its Sporting Goods business through organic growth of existing categories, strategic acquisitions, and new product development now that the Information Security and Print Finishing segment has been divested. The Company competes in a variety of categories including archery, team and individual sports and games. Strong brands and on-going investment in product development provide a solid foundation for building customer loyalty and continued growth.

"We completed 2014 with sales up 7% in the fourth quarter, indicative of our customers' improved results experienced through the holiday period," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "Heading into 2015, we are fully focused on achieving long term growth in our Sporting Goods business through increased strategic investments in product line expansion and new category entry."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and the divestiture of its Information Security and Print Finishing segment, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

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Escalade, Incorporated and Subsidiaries Consolidated Condensed Statement of Operations (Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013

Net Sales	$ 40,643	$ 38,164	$ 137,975	$ 132,991

Costs, Expenses and Other Income
Cost of products sold	29,810	29,060	96,912	92,991
Selling, administrative and general expenses	6,073	5,851	22,938	21,453
Amortization	727	562	2,621	2,363

Operating Income	4,033	2,691	15,504	16,184

Interest expense	123	82	447	404
Other expense (income)	(2,411)	(2,069)	(4,726)	(2,934)

Income Before Income Taxes from Continuing Operations	6,321	4,678	19,783	18,714

Provision for Income Taxes from Continuing Operations	1,844	1,550	6,438	6,119

Net Income from Continuing Operations	4,477	3,128	13,345	12,595

Discontinued Operations
Income (loss) from operations	(216)	109	(611)	(2,026)
Loss on classification as held for sale	--	--	(12,945)	--
Gain (loss) on disposal (includes $2,565 of accumulated other comprehensive income reclassification from foreign currency translation adjustment)	(209)	--	5,929	--
Provision (benefit) for Income Taxes	22	187	(6,099)	764
Net Loss from Discontinued Operations	(447)	(78)	(1,528)	(2,790)

Net Income	$ 4,030	$ 3,050	$ 11,817	$ 9,805

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.32	$ 0.23	$ 0.96	$ 0.93
Loss from discontinued operations	(0.03)	--	(0.11)	(0.20)
Net Income	$ 0.29	$ 0.23	$ 0.85	$ 0.73

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.32	$ 0.23	$ 0.95	$ 0.92
Loss from discontinued operations	(0.03)	(0.01)	(0.11)	(0.20)
Net Income	$ 0.29	$ 0.22	$ 0.84	$ 0.72

Average shares outstanding	13,958	13,579	13,853	13,506

Consolidated Condensed Balance Sheets (Unaudited, In Thousands)

	December 27, 2014	December 28, 2013
Assets
Current assets excluding assets held for sale	$ 68,851	$ 64,655
Property, plant & equipment, net	11,596	10,635
Other assets	32,559	30,540
Goodwill	14,875	13,113
Assets held for sale	--	23,031
Total	$ 127,881	$ 141,974

Liabilities and Stockholders' Equity
Current liabilities excluding liabilities held for sale	$ 31,746	$ 36,839
Other liabilities	6,356	10,340
Liabilities held for sale	--	6,840
Stockholders' equity	89,779	87,955
Total	$ 127,881	$ 141,974